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                                                            Exhibit 6

ING VARIABLE ANNUITIES





 April 26, 1999

 Members of the Board of Directors
 Golden American Life Insurance Company
 1475 Dunwoody Drive
 West Chester, PA  19380-1478

 Directors:

 This opinion is furnished in connection with the filing of Post-Effective Amendment No. 23 on Form S-6 ("Registration Statement") (File No. 33-23458) which covers premiums expected to be received under the flexible premium variable life insurance policies ("Policies") offered by Separate Account A of Golden American Life Insurance Company ("Golden American"). The prospectuses included in the Registration Statement describe Policies which are offered by Golden American in each state where they have been approved by the appropriate state insurance authorities. The Policy forms were prepared under my direction, and I am familiar with the Registration Statement and the exhibits thereto. In my opinion:

  (1) The illustrations of death benefits, investment values, cash surrender values and accumulated premiums for the Policies in the prospectuses included in the Registration Statement based on assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the prospectuses, more favorable than for Policies for other ages.

  (2) The table of illustratives premiums and the table of illustrative net single premium factors in the prospectuses are consistent with the provisions of the Policies.

 I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectuses.

 Sincerely,


/s/ Stephen J. Preston
 -----------------------------------
 Stephen J. Preston F.S.A., M.A.A.A.
 Executive Vice President and Chief Actuary


1475 Dunwoody Drive                       GoldenSelect Series
West Chester, PA  19380-1478              Issued by Golden American
                                            Life Insurance Company